Exhibit 3.2

CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION OF
LULULEMON ATHLETICA INC.

         lululemon athletica inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL"), hereby certifies as follows:

1.
The Corporation was originally incorporated in the State of Delaware under the name of Lulu Holding Inc. and the original certificate of incorporation was filed with the Secretary of State of the State of Delaware on November 21, 2005.

2.
This amendment to the certificate of incorporation of the Corporation has been declared advisable by the board of directors of the Corporation, duly adopted by the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with Sections 103, 242 and 245 of DGCL.

3.	The Corporation’s certificate of incorporation is hereby amended to add the following provision as Article XIII:

"ARTICLE XIII
AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized to adopt, amend, alter, change or repeal the Bylaws of this Corporation."

4.	This amendment will be effective on and as of the date of filing of this certificate of amendment with the Secretary of State of the State of Delaware.

The certificate of amendment is being signed on June 12, 2018.

lululemon athletica inc.
By:	/s/ PATRICK J. GUIDO
Name:	Patrick J. Guido
Title:	Chief Financial Officer